Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Alternus Clean Energy, Inc.

Fort Mill, South Carolina

We hereby consent to the use in prospectus constituting a part of this Registration Statement of our report dated March 30, 2023 relating to the financial statements of Clean Earth Acquisitions Corp., which is contained in that prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ BDO USA, P.C.

New York, New York

January 19, 2024